Exhibit 5

Lock-up Agreement

December 11, 2017

Jefferies LLC (“Jefferies” or “you”)

520 Madison Avenue

New York, New York 10022

RE: The Providence Service Corporation (the “Company”)

Ladies & Gentlemen:

Coliseum Capital Management, LLC (“the undersigned” or “Selling Stockholder”) is the investment manager of certain funds and accounts who are the record or beneficial owner of common stock of the Company (“Ordinary Shares”) and Related Securities (as defined below). In connection with a possible transaction involving the sale of up to 315,000 Ordinary Shares of the Company (“Transaction”), and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Selling Stockholder agrees as follows:

During the period commencing the date hereof and ending (and including) the 30th day from the date hereof (“Lock-up Period”), the Selling Stockholder will not, without the prior written consent of Jefferies (which consent may be withheld in its sole discretion), directly or indirectly, on behalf of itself or its managed funds and accounts: (i) sell, offer to sell, contract to sell or lend any Ordinary Shares or any options or warrants or other rights to acquire Ordinary Shares or any securities exchangeable or exercisable for or convertible into Ordinary Shares (“Related Securities”); (ii) effect any short sale or establish or increase any put equivalent position or liquidate or decrease any call equivalent position of any Ordinary Shares or Related Securities; (iii) pledge, hypothecate or grant any security interest in any Ordinary Shares or Related Securities; (iv) in any other way transfer or dispose of any Ordinary Shares or Related Securities; (v) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any Ordinary Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (vi) announce the offering of any Ordinary Shares or Related Securities; (vii) participate in the filing of any registration statement under the Securities Act in respect of any Ordinary Shares or Related Securities; or (viii) publicly announce the intention to do any of the foregoing.

Each of the undersigned’s managed funds and accounts now has, and for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Ordinary Shares and Related Securities on behalf of its managed funds and accounts except in compliance with the foregoing restrictions.

The undersigned confirms that the undersigned has not taken any action designed to or that might reasonably be expected to cause or result in the manipulation of the price of any security of the Company. The undersigned will not take, directly or indirectly, any such action.

Whether or not any Transaction occurs as currently contemplated or at all depends on market conditions and other factors. Any Transaction will only be made pursuant to a subsequent written agreement, the terms of which are subject to negotiation between the Selling Stockholder and you.

Coliseum Capital Management, LLC

December 11, 2017

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and permitted assigns of the undersigned. The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement incorporates the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party. This Agreement may be executed in one or more facsimile or emailed PDFs, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. This Agreement shall not be assigned by the Selling Stockholder. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed via nationally recognized overnight courier service or hand delivered (a) if to Selling Stockholder, to Coliseum Capital Management, LLC, 105 Rowayton Avenue, Rowayton, CT 06853 Attn: Adam Gray, and (b) if to you, at the address set forth above, Attention: General Counsel.

[Signature page follows]

Coliseum Capital Management, LLC

December 11, 2017

COLISEUM CAPITAL MANAGEMENT, LLC
By:	/s/ Adam Gray
Name:	Adam Gray
Title:	Managing Partner